FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos Corporation Reports 2005 First Quarter Results

Iselin, NJ, April 28, 2005 - Pharmos Corporation (Nasdaq: PARS) today reported financial results for the first quarter ended March 31, 2005.

In the first quarter Pharmos received a gross milestone payment of $12.3 million from a former marketing partner. As a result of this non-recurring milestone event, the Company recorded positive income and cash flow for the quarter. The recorded net income was $6.7 million, or $.07 per share, compared to a net loss of $5.9 million, or $.07 per share for the first quarter of 2004. Cash and cash equivalents totaled $54.3 million at March 31, 2005.

Operating expenses in the 2005 first quarter were $4.4 million, 2% lower than the first quarter of 2004. Gross research and development expenses fell 39% in the 2005 first quarter to $2.5 million, primarily due to a reduction in clinical trial costs in connection with a large-scale Phase III trial and an exploratory Phase IIa trial, both of which were underway in the 2004 first quarter and completed in the 2004 fourth quarter. The reduction in clinical trial expenses was partially offset by a $0.8 million reduction in grant funding and by an additional $0.8 million in general and administrative expenses in the 2005 first quarter compared to the 2004 first quarter.

General and administrative expenses rose to $1.8 million compared to $1.0 million in the 2004 first quarter reflecting higher professional fees, compensation, and consulting and insurance expenses. Increases in accounting fees in connection with Sarbanes-Oxley compliance and legal expenses drove the increase in professional fees in the 2005 first quarter. The increase in compensation is attributed to the amortization of deferred compensation retention award agreements for key executives. Increased consulting and insurance fees were primarily due to higher business development consulting expenses and increased insurance rates and coverage, respectively.

Other income, net, was $11.1 million in the 2005 first quarter compared to net other expense of $1.5 million in the 2004 first quarter, primarily due to the aforementioned milestone payment received by Pharmos from a former marketing partner in the 2005 first quarter. In addition, interest expense decreased $1.3 million to $0.2 million in the 2005 first quarter in connection with a reduced average outstanding balance of Convertible Debentures issued in September 2003 that were repaid in full on March 31, 2005.

“We’ve made significant progress in realigning our business focus and balancing our human and financial resources on our most promising clinical programs,” said Haim Aviv, Ph.D., Chairman & CEO. “With recent management changes and current cash reserves, we are well positioned to expand our product pipeline and advance new drug candidates into clinical development. We remain on track to launch a new clinical program in pain this year with cannabinor and to advance other early stage candidates that have yielded very promising new data in models of pain, rheumatoid arthritis, multiple sclerosis and inflammatory bowel disease.”

Pharmos management will host a conference call to discuss the 2005 first quarter results at 11:00 AM Eastern Daylight Time today. A live webcast of the conference call will be available at  http://phx.corporate-ir.net/playerlink.zhtml?c=70702&s=wm&e=1059666 and will be archived for a limited time afterwards.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, from its tricyclic dextrocannabinoid platform technology, as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. Clinical development in pain indications is expected to commence during 2005.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679

(Tables attached)

Pharmos Corporation (Unaudited) Consolidated Statements of Operations

	Three Months Ended March 31,
	2005	2004

Expenses
Research and development, gross	$2,504,639	$4,117,186
Grants	(19,576)	(816,256)

Research and development, net of grants	2,485,063	3,300,930
(exclusive of depreciation and amortization shown separately below)
General and administrative	1,794,711	1,037,711
(exclusive of depreciation and amortization shown separately below)
Depreciation and amortization	114,925	149,794

Total operating expenses	4,394,699	4,488,435

Loss from operations	(4,394,699)	(4,488,435)

Other income (expense)
Bausch & Lomb milestone payment, net	10,725,688	—
Interest income	269,496	163,947
Interest expense	(160,546)	(1,443,939)
Derivative gain (loss)	230,931	(167,083)
Other income (expense), net	6,657	(5,291)

Other income (expense), net	11,072,226	(1,452,366)

Net income (loss)	$6,677,527	($ 5,940,801)

Net income (loss) per share
– basic	$.07	($ .07)

– diluted	$.07	($ .07)

Pharmos Corporation (Unaudited) Consolidated Balance Sheets

	March 31, 2005	December 31, 2004

Assets
Cash and cash equivalents	$54,323,340	$49,014,530
Restricted cash	—	4,846,155
Research and development grants receivable	565,680	1,537,782
Debt issuance costs	—	45,648
Prepaid expenses and other current assets	1,058,269	262,810

Total current assets	55,947,289	55,706,925

Fixed assets, net	895,029	987,451
Restricted cash	140,181	139,594
Severance pay funded	833,730	811,926
Other assets	18,946	18,946

Total assets	$57,835,175	$57,664,842

Liabilities and Shareholders’ Equity
Accounts payable	$961,852	$2,462,162
Accrued expenses	671,637	1,155,413
Warrant liability	67,024	297,955
Accrued wages and other compensation	920,859	756,488
Convertible debentures, net	—	4,765,540

Total current liabilities	2,621,372	9,437,558

Other liability	61,471	39,412
Severance pay	1,189,037	1,197,039

Total liabilities	3,871,880	10,674,009

Commitments and contingencies

Shareholders’ equity
Preferred stock, $.03 par value, 1,250,000 shares authorized, none issued and outstanding	—	—
Common stock, $.03 par value; 150,000,000 shares authorized, 95,137,076 and 95,137,076 issued, in 2005 and 2004, respectively	2,854,112	2,854,112
Deferred compensation	(1,407,431)	(1,701,122)
Paid in capital	188,811,199	188,809,955
Accumulated deficit	(136,294,159)	(142,971,686)
Treasury stock, at cost, 14,189 shares in 2005 and 2004, respectively	(426)	(426)

Total shareholders’ equity	53,963,295	46,990,833

Total liabilities and shareholders’ equity	$57,835,175	$57,664,842